Exhibit 10.1

DEBT SATISFACTION AGREEMENT

Contract Date: July 25, 2025

“Parties” (each a “Party”):

“Beeline”	Beeline Holdings, Inc., a Nevada corporation 188 Valley Street, Suite 225, Providence, RI 02909 Email: cmoe@makeabeeline.com

“BSC”	Bridgetown Spirits Corp., a Nevada corporation 755 Main Street, Monroe, CT 06468 Email: geoffrey.gwin@groupgcapital.com

“Brantl”	Robert Brantl 181 Dante Avenue, Tuckahoe, NY 10707 Email: rbrantl21@gmail.com

“Grammen”	Robert Grammen 641 West Street, Naples FL 34108 Email: rgrammen@me.com

“Gwin”	Geoffrey Gwin 755 Main Street, Monroe, CT 06468 Email: geoffrey.gwin@groupgcapital.com

Premises:

A.	Beeline owns 530,000 shares of the common stock of BSC, representing 53% of the issued and outstanding shares. Brantl, Grammen and Gwin (the “Buyers”) wish to acquire the 530,000 shares in satisfaction of debts owed to them by Beeline, provided that BSC has sufficient working capital to carry out its business plan.

B.	BSC is in need of working capital, and Beeline is willing to loan working capital to BSC in the amount and on the terms described in this Agreement.

Agreement:

1.	Closing. The “Closing” of the transactions undertaken herein will take place on the latter of (a) the execution of this Agreement or (b) July 25, 2025 at 2:00 P.M. E.D.T. The Closing will take place online with participation by Nason, Yeager Gerson, Harris & Fumero, P.A. as counsel for Beeline and Robert Brantl as counsel for the Buyers. At the Closing and as a condition thereto, (a) counsel for the Buyers will deliver to Beeline Releases in the form annexed hereto as Appendix A signed by each of the Buyers, (b) Beeline shall lend Seventy-Five Thousand Dollars ($75,000) to BSC and wire such amount to an account of BSC designated by BSC pursuant to the Senior Secured Original Issue Discount Promissory Note and Security Agreement annexed hereto as Appendix B (the “Note Agreement”), and (c) Beeline or its counsel and counsel for the Buyers will exchange signed copies of this Agreement and the Note Agreement.

2.	Definitions.

“Agreement” identifies this Debt Satisfaction Agreement.

“Brantl Receivable” identifies an obligation of Beeline to pay One Hundred Eighty-One Thousand Nine Hundred Fifty Six Dollars ($181,956) to Brantl for services rendered and cash disbursed on behalf of Beeline.

“Buyers” identifies Brantl, Grammen and Gwin collectively.

“Common Stock” means the common stock of BSC, par value $0.001 per share.

Exchange Shares” identifies the 530,000 shares of BSC Common Stock that will be assigned by Beeline to the Buyers at the Closing.

“Grammen Receivable” identifies an obligation of Beeline to pay One Hundred Three Thousand Six Hundred Eighty Dollars ($103,680) to Grammen for services rendered as a member of Beeline’s Board of Directors.

“Gwin Receivable” identifies an obligation of Beeline to pay Eighty-One Thousand Seven Hundred Sixty-Eight Dollars ($81,768) to Gwin for services rendered as a member of Beeline’s management.

3.	Debt-for-Equity Exchange.

a.	At the Closing, counsel for the Buyers will deliver to counsel for Beeline a Release in the form annexed hereto as Appendix A signed by each of the Buyers, releasing Beeline from, among other things, liability for the Brantl Receivable, the Grammen Receivable and the Gwin Receivable as more particularly set forth therein.

b.	At the Closing, Beeline shall transfer and assign the Exchange Shares to the Buyers, as follows:

Shares	Buyer (or holding company)

262,481	Robert Brantl
149,564	Robert Grammen
117,955	Group G Capital Partners LLC

530,000 Total

4.	Loan. At the Closing, the parties will enter into the Note Agreement in the form annexed hereto as Appendix B. The Note Agreement shall evidence Beeline’s $75,000 loan made to BSC at Closing and shall reflect an original issue discount of $25,000, and shall be payable in accordance with and shall otherwise be subject to the terms set forth therein.

5.	Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

“Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, any such obligations which, in accordance with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease) (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in accordance with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, claim, lien, tax, right of first refusal, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

6.	Representations by Buyers. Each of the Buyers represents and warrants to Beeline, for himself and not for any other Buyer, as follows:

a.	Buyer Qualification. Buyer is an “accredited investor”, as such term is defined in Regulation D promulgated under the Securities Act of 1933 (the “1933 Act”). Buyer is experienced in investments and business matters, has made investments of a speculative nature, and has such knowledge and experience in financial, tax, and other business matters as to enable Buyer to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.

b.	Nature of Investment. Buyer is able to bear the risk of this investment for an indefinite period and to afford a complete loss thereof. Buyer is acquiring the Exchange Shares for Buyer’s’s own account (except as to Gwin, who is acquiring the Exchange Shares for the account of his holding company) for investment and not with a view toward any public offering, resale or distribution of the Exchange Shares.

c.	Information on BSC. Buyer has been furnished with or has had access to information concerning the operations, financial condition, and other matters concerning BSC as Buyer has requested, and considered all factors Buyer deems material in deciding on the advisability of investing in the Exchange Share.

d.	Restricted Security. Buyer is aware that the sale of the Exchange Shares has not been registered under the 1933 Act or under the securities laws of any country, state or province. Therefore, those securities cannot be resold without registration under the 1933 Act or unless an exemption from registration is available.

7.	Representations by Beeline. As of the date hereof, Beeline represents and warrants to the Buyers, and each of them, the following:

a.	Authority; Enforceability. This Agreement and the Note Agreement (collectively “Transaction Documents”) have been duly authorized, executed, and delivered by Beeline and are valid and binding agreements enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity. Beeline has full corporate power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

b.	Capitalization. To the best knowledge of the officers of Beeline, without having made any investigation or inquiry regarding the matters, BSC is authorized to issue 2,000,000 shares of Common Stock of which, as of the date of this Agreement, 1,000,000 shares were issued and outstanding. Beeline has not given any person any option, warrant or contractual right to acquire any share of the Common Stock.

c.	Consents. No consent, approval, authorization, or order of any court, governmental agency or body or arbitrator having jurisdiction over Beeline, nor the consent of Beeline’s stockholders is required for the execution by Beeline of the Transaction Documents or, the compliance and performance by Beeline of its obligations under the Transaction Documents.

d.	Litigation. There is no pending or, to the best knowledge of Beeline, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Beeline that would affect the execution by Beeline of, or the performance by Beeline of its obligations under, the Transaction Documents.

e.	Liabilities. Beeline has not caused BSC to incur any Indebtedness or Contingent Obligation that was not either incurred in the ordinary course of business or approved by Gwin as the President of BSC.

8.	Releases

a.	General Release by Beeline. Effective on and subject to the Closing, Beeline does forever discharge each of BSC and the Buyers of and from all, and all manner of, action, cause of action, suits, debts, dues, sums of money, accounts, reckonings, notes, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, that said Beeline ever had, now has, or that any personal representative, successor, heir, or assign of Beeline hereafter can, shall, or may have, against any BSC or the Buyers for, upon, or by reason of any matter, cause, or thing whatsoever, up to and including the Closing Date, except with respect to any obligations or liabilities provided for or arising under the Transaction Documents. In particular, and without limiting the breadth of the previous sentence, Beeline hereby waives irrevocably any financial obligation of BSC to Beeline, including any amount classified on the financial statements of BSC or Beeline as “due from (BSC) to (Beeline),” except with respect to any obligations or liabilities provided for or arising under the Transaction Documents.

b.	General Release by BSC. Effective on and subject to the Closing, BSC does forever discharge Beeline of and from all, and all manner of, action, cause of action, suits, debts, dues, sums of money, accounts, reckonings, notes, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, that said BSC ever had, now has, or that any personal representative, successor, heir, or assign of BSC hereafter can, shall, or may have, against Beeline for, upon, or by reason of any matter, cause, or thing whatsoever, up to and including the Closing Date, except with respect to any obligations or liabilities provided for or arising under the Transaction Documents. In particular, and without limiting the breadth of the previous sentence, BSC hereby waives irrevocably any financial obligation of Beeline to BSC, including any amount classified on the financial statements of BSC or Beeline as “due from (Beeline) to (BSC),” except with respect to any obligations or liabilities provided for or arising under the Transaction Documents.

c.	Partial Release by Buyers. Effective on and subject to the Closing, each Buyer, for himself and not for any other Buyer, does forever discharge Beeline of and from all, and all manner of, action, cause of action, suits, debts, dues, sums of money, accounts, reckonings, notes, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, that said Buyer ever had, now has, or that any personal representative, successor, heir, or assign of the Buyer hereafter can, shall, or may have, against Beeline for, upon, or by reason of any matter, cause, or thing whatsoever, up to and including the Closing Date. The foregoing notwithstanding, however, Buyer specifically does not release Beeline from any obligation, present or future, to indemnify Buyer against liability, whether said right to indemnification arises under a contract, Beeline’s Bylaws, or the laws of the State of Nevada applicable to corporations organized in that state.

9.	General

a.	Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Nevada or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Nevada. Each Party irrevocably consents to the exclusive jurisdiction of any court within the State of Nevada (except for purposes of enforcing a judgment), including, federal courts with concurrent jurisdiction, for the purpose of resolving any dispute arising under this Agreement. Each Party waives any objection to venue or inconvenience of the forum in any such court.

b.	Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek one or more preliminary and final injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

c.	Notices. Any notice with respect to this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) or sent via electronic mail to the recipient at the address indicated on the first page hereof or such other address or to the attention of such other Person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice under this Agreement shall be deemed to have been given (i) at the time and on the date personally delivered if delivered by hand, (ii) on that date that is one (1) business day following the mailing of such notice by reputable overnight courier service, or (iii) at the time and on the date shown in a delivery confirmation report generated by the sender’s email system which indicates that delivery of the email to the recipient’s email address has been completed, if sent by electronic mail.

d.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf, or other electronic signatures shall be deemed acceptable and binding.

The remainder of this page is intentionally blank. The signature page follows.

IN WITNESS WHEREOF, the parties have executed this Agreement.

BEELINE HOLDINGS, INC.		BRIDGETOWN SPIRITS CORP.

By:	/s/ Chris Moe	By:	/s/ Geoffrey Gwin
	Chris Moe, CFO		Geoffrey Gwin, CEO

	/s/ Robert Brantl		/s/ Robert Grammen
	Robert Brantl		Robert Grammen

/s/ Geoffrey Gwin
Geoffrey Gwin

[Signature Page to Debt Satisfaction Agreement]

APPENDIX A

Form of Buyer’s Release

The undersigned, pursuant to the Debt Satisfaction Agreement dated July 24, 2025, does forever discharge Beeline Holdings, Inc. and its subsidiaries (“Beeline”) of and from all, and all manner of, action, cause of action, suits, debts, dues, sums of money, accounts, reckonings, notes, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims, and demands whatsoever, in law or in equity, that I ever had, now have, or that any personal representative, successor, heir, or assign of mine hereafter can, shall, or may have, against Beeline for, upon, or by reason of any matter, cause, or thing whatsoever, up to and including the date of this Release. The foregoing notwithstanding, however, I specifically do not release Beeline from any obligation, present or future, to indemnify me against liability, whether said right to indemnification arises under a contract, Beeline’s Bylaws, or the laws of the State of Nevada applicable to corporations organized in that state.

Dated: July 25, 2025

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APPENDIX B

Senior Secured Original Issue Discount Promissory Note and Security Agreement

[Attached]